UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2018

GB Sciences, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	000-55462 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)

3550 W. Teco Avenue
Las Vegas, Nevada 89118
Phone: (844) 843-2569
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 1.02  Termination of a Material Definitive Agreement.

On May 12, 2015, the Registrant, GB Sciences, Inc. (the "Company") commenced a business relationship with Pacific Leaf Ventures, LP ("Pacific Leaf") beginning with a credit facility whereby Pacific Leaf would advance the Company up to $1,750,000 pursuant to a 6% convertible note.  The Company also agreed to pay Pacific Leaf a royalty of up to 18.2% on the Company's gross sales revenue for a royalty period of 10 years in exchange for the use by the Company of certain Pacific Leaf technology.  Over time the business relationship was modified with the credit facility increasing to $2,750,000 and the royalty rate payable to Pacific Leaf being reduced in exchange for 1,000,000 shares of the Company's common stock and the grant of options to purchase 1,500,000 shares of common stock at the purchase price of $0.36 per share.  These arrangements between the parties were reported on current reports on Form 8-K filed by the Company on June 15, 2015, February 12, 2016, and August 11, 2016.

On February 23, 2018, the Company and Pacific Leaf entered into an Agreement whereby all rights and obligations between the parties pursuant to all prior agreements would terminate.  Under the terms of the agreement, the Company paid Pacific Leaf $1,269,818.05 upon the signing of the agreement and will pay Pacific Leaf an additional $1,500,000 on or before July 31, 2018.  The Company will also issue Pacific Leaf 1,600,000 shares of restricted common stock on or before July 31, 2018.  Thereafter, no business relationship will exist between the parties.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GB Sciences, Inc.

Dated: February 28, 2018	By:	/s/ Ksenia Griswold
Ksenia Griswold
Chief Financial Officer